EXHIBIT 3.(a)

ARTICLES OF AMENDMENT

TO

THE FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SAUL CENTERS, INC.

Saul Centers, Inc., a Maryland corporation having its principal office in Maryland in Bethesda, Maryland (hereinafter called the “corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The First Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) are hereby amended by striking out ARTICLE V, SECTION 3 in its entirety and inserting in lieu thereof the following:

Section 3. Independent Directors. Notwithstanding anything herein to the contrary, at all times (except during a period of vacancy or vacancies on the Board of Directors), the Board of Directors and any committee thereof shall have such number of directors with such characteristics as may be necessary to satisfy all independence requirements set forth in the Securities Exchange Act of 1934 and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and the rules and regulations of any stock exchange or automated interdealer quotation system on which any equity securities of the Company are listed or quoted.

SECOND: The amendment of the Articles of Incorporation of the corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the corporation.

IN WITNESS WHEREOF: Saul Centers, Inc., has caused these presents to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and attested by its Senior Vice President, Chief Financial Officer, Treasurer and Secretary on May 4, 2004.

THE UNDERSIGNED, Chairman of the Board and Chief Executive Officer of Saul Centers, Inc., who executed on behalf of said corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

ATTEST:	Saul Centers, Inc.

/s/ Scott V. Schneider	/s/ B. Francis Saul II
Scott V. Schneider, Senior Vice President, Chief Financial Officer, Treasurer and Secretary	B. Francis Saul II, Chairman of the Board and Chief Executive Officer